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EXHIBIT 6.15

                        AGREEMENT RE SALE OF INTEREST IN
                                 SKYROCKET, LLC


Douglass B. Humphreys ("Humphreys") and April S. Minnich ("Minnich"), individually and as the members and owners of 100% of Skyrocket LLC, a California limited liability company ("Skyrocket"), on the one hand, and Total Film Group, Inc., a Delaware corporation ("Total") and Dyer Communications, Inc., a California corporation ("DCI"), on the other hand, agree as follows:

I.       RECITALS

A. Skyrocket is a limited liability company organized, validly existing, and in good standing under the laws of the State of California. The Secretary of State's file number for Skyrocket is 101997090046.

B. Total is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

C. DCI is a California corporation duly organized, validly existing, and in good standing under the laws of the State of California.

D. Humphreys and Minnich are individuals residing in the State of California, and are the sole members and owners of Skyrocket.

E. Humphreys and Minnich desire to sell Skyrocket to Total and Dyer, and Total and Dyer desire to purchase Skyrocket from Humphreys and Minnich.

II.      SALE

Humphreys and Minnich hereby sell and transfer 99% of Skyrocket to Total and 1% of Skyrocket to DCI, on the terms and conditions set forth in this Agreement. Humphreys shall include in the transfer all of their interest in the assets of Skyrocket whether real, personal, tangible, or intangible including the goodwill, business and trade names of Skyrocket. Thereafter, Total and DCI shall have all rights of ownership of Skyrocket including the rights of a member of the limited liability company and the right to amend the Articles of Organization and the Operating Agreement.

III.     EFFECTIVE DATE

Although this Agreement is entered into as of the date it is executed by the parties, the effective date for all purposes of the Agreement shall be January 1st, 1999.

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IV.      CONSIDERATION

In consideration for the sale and transfer of 100% interest in Skyrocket and all of its assets and property, Total shall immediately pay to Humphreys and Minnich Twenty-five thousand Dollars ($25,000.00) and deliver One Hundred Fifty Thousand (150,000) shares of restricted common stock of Total with Seventy-five Thousand (75,000) of said shares delivered to Minnich and Seventy-five Thousand (75,000) of said shares delivered to Humphreys.

V.       RIGHT TO DIVEST / CONDITIONAL CONSIDERATION

At any time within six months from the date of the execution of this Agreement, Total and DCI have the right, in their sole discretion, to divest themselves from ownership and return 100% interest in Skyrocket back to Humphreys and Minnich. If Total and DCI exercise their right to divest themselves from ownership in Skyrocket, they may also in their sole discretion elect to terminate either one or both of the Employment Agreements Total is concurrently entering into with Humphreys and Minnich.

Furthermore, at any point in time within six months from the date of execution of this Agreement, Total and DCI may decide to retain ownership in Skyrocket at which point Total shall deliver to Humphreys and Minnich a total of Seventy-five Thousand (75,000) shares of its restricted common stock with Thirty-seven Thousand Five Hundred (37,500) shares delivered to Minnich and stock with Thirty-seven Thousand Five Hundred (37,500) shares delivered to Humphreys.

If, on the sixth month anniversary of the date of execution of this Agreement by Total and DCI, Total and DCI have not made an election to retain ownership of Skyrocket, then such inaction shall be deemed to be an election to divest themselves from ownership of Skyrocket and return 100% interest of Skyrocket back to Humphreys and Minnich. In that event, Humphreys and Minnich shall retain all consideration given them pursuant to Paragraph IV above.

VI.      COVENANTS AND CONDITIONS

A.       Covenants of Humphreys and Minnich.

Humphreys and Minnich represent and warrant that:

         a. Humphreys and Minnich own 100% of Skyrocket, and consent to the sale of their interest in Skyrocket to Total and DCI.

         b. Humphreys and Minnich have disclosed to Total and DCI all known debts, obligations, liens, encumbrances, rights, defenses, or liabilities concerning Skyrocket or any assets owned by Skyrocket. A copy of Exhibit "A" reflecting a summary of assets and liabilities is attached hereto and incorporated herein by reference.

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         c.       The execution, delivery, and performance of this Agreement are within Humphreys and Minnich's powers and this Agreement constitutes a valid and binding obligation of Humphreys and Minnich.

         d. Skyrocket has complied with all licensing, permit, and fictitious name requirements necessary to lawfully conduct the business in which it is engaged in compliance with all laws and regulations applicable to any sales, leases, or the furnishing of services by Skyrocket, including without limitation those requiring consumer or other disclosures.

         e. Skyrocket has all trade names, trade name rights, services marks, copyrights, patents, licenses, permits and franchises required in order for Skyrocket to conduct and operate its business as now or proposed to be conducted without conflict with the rights of others.

         f. Humphreys, Minnich and Skyrocket warrant that Skyrocket has good and marketable title to all assets covered by this Agreement and further warrant that its title to said assets is free and clear of any liens, encumbrances or other defects.

         g. The execution, delivery and performance by Humphreys, Minnich and Skyrocket of this Agreement is not in conflict with any law, rule, regulation, order or directive, or any indenture, agreement, or undertaking to which Skyrocket is a party or by which Skyrocket may be bound or affected, and will not result in the creation or imposition of any lien pursuant to the terms of any such indenture, agreement, or undertaking.

         h. No representation, warranty, or statement by Skyrocket contained in this Agreement, in any record or certificate or other writing furnished by Humphreys, Minnich, or Skyrocket to Total and DCI (including, without limitation, any financial statements, books, or records) at any time contains any untrue statement of material fact, or omits to state a material fact.

         i. There are no debts, litigation, claims, tax claims, proceedings, disputes or litigation pending, or to their knowledge threatened against or affecting Skyrocket or its property, except as disclosed in writing to Total and DCI prior to the date of this Agreement. That all debts and obligations of Skyrocket have been fully disclosed to Total and DCI and are set forth in Exhibit "A" which is attached hereto and incorporated herein by reference.

         j. That all of Skyrocket's tax returns and payments that have become due from it through the date of this Agreement have been filed and paid by it including any returns or taxes due for state or federal income or franchise tax, personal or real property tax levied against any of said assets, sales, or other tax.

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         k.       Except in the normal course of business and for adequate
                  value, Skyrocket shall not dispose of any of its assets between the date of this Agreement and the date on which the sale shall become effective.

         l. All warranties made in this Agreement shall survive the consummation of the sale and transfer of the assets and interest in Skyrocket to Total and DCI and that Humphreys and Minnich agree to be personally bound and personally liable, jointly and severally, on such warranties should any of them prove to be untrue from and after the date of this Agreement.

B.       Covenants of Total and DCI.

1.       Total represents and warrants that:

         a. It is a Delaware corporation in good standing, and qualified to do business in the State of California.

         b. The execution, delivery and performance by Total of this Agreement is not in conflict with any law, rule, regulation, order or directive, or any indenture, agreement, or undertaking to which Total is a party or by which Total may be bound or affected, and will not result in the creation or imposition of any lien pursuant to the terms of any such indenture, agreement, or undertaking.

2. DCI represents and warrants that:

         a. It is a California corporation in good standing, and qualified to do business in the State of California.

         b. The execution, delivery and performance by Total of this Agreement is not in conflict with any law, rule, regulation, order or directive, or any indenture, agreement, or undertaking to which Total is a party or by which Total may be bound or affected, and will not result in the creation or imposition of any lien pursuant to the terms of any such indenture, agreement, or undertaking.

C.       Conditions to Sale.

At the sole discretion of Total and DCI, the sale may be canceled and all consideration paid therefore returnable in the event any of the representations and warranties set forth in Paragraph A above are untrue or not complied with, or in the event any of the following conditions do not take place:

1. Humphreys and Minnich fail to execute the employment contracts attached hereto as Exhibits "B" and "C".

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2.       Humphreys, Minnich, and Skyrocket fail to deliver to Total and DCI all of Skyrocket's property, assets, Operating agreement, Articles of Organization, records, books, correspondence, intellectual property, and other writings requested by Total and DCI; or fail to cooperate and execute all additional documentation to conclude the sale of their 100% interest in Skyrocket and transfer of its assets to Total and DCI.

VII.     ASSIGNIBILITY

This Agreement is assignable by Total and DCI. Total and DCI have the right to assign their rights and obligations under this Agreement at any time.

VIII.    FINANCIAL CONTROL

Upon execution of this Agreement and the payment required pursuant to Paragraph IV above, Total shall have the exclusive right to control Skyrocket's finances and shall immediately assume responsibility for handling all financial affairs of Skyrocket including collecting accounts receivable and assuring that all accounts payable and other debts are timely paid. Total shall take responsibility for the finances, accounting, administration, personnel and all management functions and shall be responsible for the operation of Skyrocket except to the extent such duties may be delegated to Humphreys and Minnich pursuant to their Employment Agreements.

IX.      INDEMNITY

A. Except as otherwise expressly provided in this Agreement, Skyrocket, Humphreys and Minnich shall indemnify and hold Total, DCI or their assignees free and harmless from any and all claims, liability, loss, damage, or expense resulting from their ownership and transfer of said assets and interest to Total and DCI or their operation of said assets, including any claim, liability, loss, or damage arising by reason of the injury or death of any person or persons, or the damage of any property.
B. In the event of any liability of Skyrocket which was not previously disclosed to Total and DCI, Skyrocket's members, Humphreys and Minnich shall pay, protect, defend, and indemnify Total and/or DCI, and their employees, officers, directors, shareholders, affiliates, correspondents, agents, and representatives (herein collectively referred to as Total/DCI0 against, and hold Total/DCI harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, attorney's fees and costs) and other amounts incurred by Total/DCI.

X.       GENERAL PROVISIONS

A.       Notices.

Any notices from one party to the other required by this Agreement shall be given to the parties at the following addresses:

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         Total Film Group, Inc. & Dyer Communications, Inc.
         9107 Wilshire Blvd., Suite 475
         Beverly Hills, California 90210

         Skyrocket LLC
         60 Green Street
         San Francisco, California 94111

         Douglass B. Humphreys
         60 Green Street
         San Francisco, California 94111

         April S. Minnich
         60 Green Street
         San Francisco, California 94111

B.       Laws.

This Agreement shall be construed under the laws of the State of California.

C.       Binding effect.

This Agreement is binding upon and shall inure to the benefit of the legal successors and assigns of the parties.

D.       Execution in Counterparts.

This Agreement may be executed in any number of counterparts which, when taken together, shall constitute but one agreement.

E.       Entire Agreement.

This Agreement is intended by the parties as the final expression of their agreement in connection with the acquisition and supersedes all prior understandings or agreements concerning the subject matter hereof. This Agreement may be amended only by a writing signed by all the parties. However, in construing the intent of the parties, it shall be permissible to read this Agreement in conjunction with the Employment Agreements of Humphreys and Minnich as well as the Option to Acquire Skyrocket LLC and Right to Control Finances.

F.       Authority.

Humphreys and Minnich warrant and covenant that they are authorized to enter into this Agreement individually and on behalf of Skyrocket and that all appropriate or necessary resolutions to enter into this binding contract have been obtained and complied with.

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Total and DCI warrant and covenant that they are authorized to enter into this Agreement and that all appropriate or necessary resolutions to enter into this contract have been obtained and complied with.


DATED: 4/27/99                         TOTAL FILM GROUP, INC.
                                       By: /s/ Gerald Green
                                       Its: President


DATED: 4/27/99                         DYER COMMUNICATIONS, INC.
                                       By: /s/ Gerald Green
                                       Its: President


DATED: 4/23/99                         /s/ Douglass B. Humphreys


DATED: 4/23/99                         /s/ April S. Minnich